PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated April 7, 2023)	Registration No. 333-271046

15,600,000 Shares of Common Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on August 23, 2023 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the offer and resale of up to 15,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Lincoln Park Capital Fund, LLC. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On August 23, 2023, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.46 per share

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2023

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BURU WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On August 22, 2023, the Board of Directors (the "Board") of Nuburu, Inc. (the "Company") approved an increase in the size of the Board from six to seven directors and appointed John Bolton to the Board. Mr. Bolton will serve as a Class I director with an initial term expiring at the Company’s 2026 Annual Meeting of Shareholders or upon his earlier death, resignation or removal. Additionally, the Board has also appointed Mr. Bolton to serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Bolton is an attorney, diplomat, consultant and political commentator. He was the National Security Advisor to former President Donald Trump and served as the United States Ambassador to the United Nations from 2005 to 2006. He has spent many years of his career in public service and held high-level positions in the Administrations of Presidents Ronald Reagan, George H. W. Bush and George W. Bush. As an attorney, Ambassador Bolton was in private practice in Washington, DC from 1974 to 2018, except when he was in government service. He graduated with a BA, summa cum laude, from Yale College and received his JD from Yale Law School. We believe Mr. Bolton is qualified to serve on our board of directors based on his extensive experience in the defense, energy, and aerospace markets and his leadership expertise.

There is no arrangement or understanding between Mr. Bolton and any other person pursuant to which he was appointed as a director of the Company. Additionally, there is no transaction between Mr. Bolton and the Company that would require disclosure under Item 404(a) of Regulation S-K. The Board has determined that Mr. Bolton is independent under the listing standards of the NYSE American LLC. As a non-employee director, Mr. Bolton will receive the standard compensation and equity awards paid to non-employee directors of the Company. Director compensation is described under “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 21, 2023. The Company will also enter into an indemnity agreement with Mr. Bolton in the same form as its standard form of indemnity agreement with its other directors. The description of Mr. Bolton’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached as Exhibit 10.27 to the Company’s Form 8-K filed on February 6, 2023.

Item 7.01 Regulation FD Disclosure.

On August 23, 2023, the Company issued a press release entitled "NUBURU Appoints John Bolton to its Board of Directors,” which is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated August 23, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	August 23, 2023	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Financial Officer

Exhibit 99.1

NUBURU Appoints John Bolton to its Board of Directors

Former National Security Advisor Joins NUBURU’s Board of Directors to Bolster Strategic and Commercial Development with Vast Defense Expertise

CENTENNIAL, Colo., August 23, 2023 -- NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced the appointment of former National Security Advisor John Bolton to its board of directors, effective August 22, 2023. In his new position, Bolton will provide valuable strategic insight to NUBURU to support the Company’s efforts to expand its presence in the defense, energy, and aerospace markets as well as provide guidance on the impact of international relations and regulations on NUBURU’s business and customer base.

John Bolton is an attorney, diplomat, consultant and political commentator. He was the National Security Advisor to former President Donald Trump and served as the United States Ambassador to the United Nations from 2005 to 2006. He has spent many years of his career in public service and held high-level positions in the Administrations of Presidents Ronald Reagan, George H. W. Bush and George W. Bush. As an attorney, Ambassador Bolton was in private practice in Washington, DC from 1974 to 2018, except when he was in government service. He graduated with a BA, summa cum laude, from Yale College and received his JD from Yale Law School.

“John’s appointment is an invaluable addition to our board as we expand NUBURU’s presence in the energy and defense industries,” said Mark Zediker, NUBURU’s co-founder, CEO and director. “Through his extensive defense and diplomacy background, John will contribute key insights to inform NUBURU’s strategic presence in the defense and energy markets. We look forward to his many valuable contributions to come.”

Commenting on his appointment, Bolton said: “NUBURU’s innovative technology is at the forefront of disrupting the metal machining and processing industry with its high-performance blue lasers. I see great potential for this innovative and proven technology to become further embedded in the energy and defense industries, and I look forward to helping establish the company as a key player in this sector.”

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including relating to the service of a new director and use cases for the Company’s technology. All statements other than statements of historical fact contained in this press release may be forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “seek,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by NUBURU and its management, are inherently uncertain and many factors may cause the company’s actual results to differ materially from current expectations which include, but are not limited to: (1) the ability to continue to meet the security exchange’s listing standards; (2) failure to achieve expectations regarding its product development and pipeline; (3) the inability to access sufficient capital to operate as anticipated, whether from Lincoln Park Capital Fund, LLC or other sources; (4) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (5) changes in applicable laws or regulations; (6) the possibility that NUBURU may be adversely affected by other economic, business and/or competitive factors; (7) volatility in the financial system and markets caused by geopolitical and economic factors; (8) failing to realize benefits from partnerships; (9) the inability to deploy the capital raised efficiently; and (10) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in NUBURU’s most recent periodic report on Form 10-K or Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. NUBURU does not give any assurance that it will achieve its expected results. NUBURU assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Contact:

Investor Relations:
Cody Slach & Ralf Esper
Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860

Media Relations:
Zach Kadletz & Anna Rutter

Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860